EXHIBIT 21.01
SUBSIDIARIES OF THE REGISTRANT
Interwoven, Inc. has the following subsidiaries:
     Interwoven UK Ltd.
     Interwoven Australia Pty. Ltd.
     Interwoven Software Pte. Ltd.
     Interwoven Hong Kong Ltd.
     Interwoven GmbH
     Interwoven Japan KK
     Interwoven BV
     Interwoven Canada Ltd.
     Interwoven SARL
     Interwoven Korea Inc.
     Interwoven AB
     Interwoven Software SL
     Interwoven Srl
     iManage GmbH
     Interwoven Software Services India Private Limited